Exhibit 99.1

            Angelica Reports Improved First Quarter Income

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    ST. LOUIS--(BUSINESS WIRE)--May 20, 2003--Angelica Corporation
(NYSE:AGL) announced today that for the first quarter ended April 26, 2003 it had higher income from continuing operations of $2,340,000 compared with $2,293,000 last year, an increase of 2.0 percent. On a per share basis, because of a higher number of shares outstanding this year versus last, income from continuing operations was unchanged from last year's first quarter at $.27 per share ($.26 diluted). Operating earnings for Textile Services, the largest segment, were down for the quarter, and operating earnings for the retail segment, Life Uniform, were down significantly. However, the total decline in segment earnings was more than offset by lower interest expense.
    Combined sales and revenues decreased 0.2 percent to $93,039,000 in this year's first quarter compared with $93,257,000 in the same period last year as a result of weak retail sales at Life Uniform. Pretax income from continuing operations in the first quarter was $3,466,000 compared with $3,527,000 last year. Last year's first quarter included a loss from discontinued operations resulting from the sale of the Manufacturing and Marketing segment. Including that loss on discontinued operations, first quarter results were net income of $2,340,000 or $.27 per share ($.26 diluted) compared with a net loss of $2,154,000 or $.25 per share last year.
    In the Textile Services segment, first quarter revenues increased
4.4 percent to $71,383,000 compared with $68,381,000 in the same period last year. Revenues continue to benefit from increases in net new business (new business installed less lost business), which exceeded increases in the first quarter last year. Operating earnings were 7.2 percent lower at $5,462,000 in the first quarter versus $5,884,000 in the prior year period largely due to higher energy and fuel costs, higher payroll fringes, and the sharply increased workers' compensation costs which became apparent late last year and were reflected in last year's first quarter at much lower amounts. The higher costs have prompted increased cost control efforts at this segment which are expected to benefit the remaining quarters of this year.
    Textile Services expects its new state-of-the-art plant in Phoenix, Arizona to be completed and operating by August. A sizable amount of its capacity will be devoted to business now being handled at facilities in Southern California, but the remaining capacity will provide an opportunity to add additional new customers in the attractive Phoenix market area. Reinforcing the conviction that this is an opportune time to reinvest in our business and grow internally, property has now been purchased for another new plant in Columbia, South Carolina, which is currently targeted to be opened by year end.
    At Life Uniform, a generally weak retail market and fewer stores in operation in the first quarter caused sales of this segment to drop to $21,656,000 from $24,876,000 in the same quarter last year, a decrease of 12.9 percent. While same-store sales were positive in every quarter last year, they were down 7.8 percent in the first quarter this year. Catalogue and e-commerce sales, on the other hand, increased slightly in the quarter. Operating earnings in the first quarter were 80.7 percent lower than last year's $701,000, but still positive at $135,000. As a result of the sales and earnings declines, various expense reduction and control actions were instituted by this segment during the quarter. These cost control actions will provide benefit in future quarters.
    Life Uniform also continues to reinvest for the future. Replacement of the segment's merchandising and financial systems is essentially complete, and a chain-wide rollout of new point-of-sale equipment will be accomplished this summer.
    From a corporate standpoint, a sizable reduction in interest expense, from $1,543,000 in last year's first quarter to $151,000 this year, substantially benefited results. The interest reduction was the result of refinancing the Company's debt last year following the sale of the Manufacturing and Marketing segment. Good cash flow from operations also continues to lower debt levels, with total debt at $13,952,000 at the end of the first quarter compared with $20,811,000 at last year end. The balance sheet remains very strong and capable of handling opportunities for growth both internally and externally.
    Don W. Hubble, Chairman, President and Chief Executive Officer of Angelica said, "At Textile Services, some of the challenges I outlined in our Annual Report to Shareholders have come to pass and have negatively affected its first quarter results. I am pleased to report, however, that the segment management team has reacted strongly and positively to compensate with actions to reduce costs in other areas. We expect to see positive future results from these actions." He went on to say, "Future prospects for Life Uniform are closely tied to sales levels, and we are hopeful that the retail climate will improve soon. Here as well, we are actively pursuing expense reduction measures to counteract the weak sales picture." Hubble also said, "While the first quarter results were below our expectations, we believe we can achieve a per share earnings increase for continuing operations for the whole year in the high single or low double-digit range."
    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, provides textile rental and linen management services to healthcare institutions, and operates a national chain of retail healthcare uniform and shoe stores with a fully-integrated catalogue and e-commerce operation.

Unaudited results for first quarter ended April 26, 2003 compared with first quarter ended April 27, 2002
(dollars in thousands except per share amounts):


                                           First Quarter
                                         -----------------   Percent
                                          Fiscal   Fiscal    Increase
                                           2004     2003    (Decrease)
                                         -------- -------- -----------
Continuing Operations:
----------------------
Combined sales and revenues:
  Textile Services                       $71,383  $68,381         4.4
  Life Uniform                           $21,656  $24,876       (12.9)
                                         -------- --------
  Total                                  $93,039  $93,257        (0.2)

Operating earnings:
  Textile Services                        $5,462   $5,884        (7.2)
  Life Uniform                              $135     $701       (80.7)
  Total                                   $5,597   $6,585       (15.0)

Interest expense                            $151   $1,543       (90.2)
Corporate expense and other, net          $1,980   $1,515        30.7
Pretax income                             $3,466   $3,527        (1.7)
Income from continuing operations         $2,340   $2,293         2.0

Earnings per share:
        - Basic                             $.27     $.27          --
        - Diluted                           $.26     $.26          --

Discontinued Operations:
------------------------
Loss from discontinued operations, net
 of tax                                       --  $(4,447)

Combined Continuing and Discontinued
-----------------------------------
 Operations:
 -----------
Net  income (loss)                        $2,340  $(2,154)          nm
Earnings (loss)  per share:
        - Basic                             $.27    $(.25)          nm
        - Diluted                           $.26    $(.25)          nm


Unaudited condensed balance sheets as of April 26, 2003 and January 25, 2003
(dollars in thousands):


                                                   April 26,  Jan. 25,
                                                     2003       2003
                                                   --------   --------
Current assets:
   Cash and investments                           $  7,531   $ 18,166
   Receivables, net                                 35,042     35,316
   Inventories                                      12,168     13,395
   Linens in service                                33,220     32,520
   Other                                            10,145     11,333
   Net current assets of discontinued segment          100      2,162
                                                   --------   --------
     Total current assets                           98,206    112,892
Property and equipment, net                         80,583     78,553
Other long-term assets                              36,995     36,839
                                                   --------   --------

Total assets                                      $215,784   $228,284
                                                   ========   ========

Current liabilities:
   Current maturities of long-term debt           $    237   $    237
   Accounts payable                                 16,668     19,905
   Other                                            26,965     31,453
                                                   --------   --------
     Total current liabilities                      43,870     51,595
Long-term debt, less current maturities             13,715     20,574
Other long-term liabilities                         16,576     16,455
Shareholders' equity                               141,623    139,660
                                                   --------   --------

Total liabilities and shareholders' equity        $215,784   $228,284
                                                   ========   ========


    Forward-Looking Statements:

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, actual charges to the restructuring reserve significantly different from estimated charges, unusual or unexpected cash needs for operations or capital transactions, the ability to obtain financing in required amounts and at appropriate rates, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

    Note: Financial statements are available at URL:
http://www.businesswire.com/cgi-bin/photo.cgi?pw.052003/bb9

    CONTACT: Angelica Corporation, St. Louis
             Don W. Hubble or T. M. Armstrong, 314/854-3800 www.angelica.com